Exhibit 99.1

Nielsen Announces Shareholder Approval of Transaction with Evergreen- and Brookfield-Led Consortium

Transaction Expected to Close in October 2022

New York—September 1, 2022 – Nielsen Holdings plc (NYSE: NLSN) (“Nielsen”) today announced that at a court meeting and special meeting of its shareholders held earlier today, its shareholders have approved the previously announced definitive agreement (the “Transaction Agreement”) for Nielsen to be acquired by a private equity consortium (the “Consortium”) composed of Evergreen Coast Capital Corp. (“Evergreen”), an affiliate of Elliott Investment Management L.P. (“Elliott”), and Brookfield Business Partners L.P. together with institutional partners (collectively “Brookfield”). Shareholders approved the $28.00 per share in an all-cash transaction valued at approximately $16 billion, including the assumption of debt.

The transaction, which is expected to close in October 2022, remains subject to customary closing conditions, including approval of the scheme of arrangement to implement the transaction by the UK Court and the delivery of a copy of the court order approving the transaction to the UK Companies Registry, as well as to the satisfaction of the other conditions set forth in the Transaction Agreement.

Upon closing, Nielsen will become a private company, and its shares will no longer be traded on the New York Stock Exchange.

Advisors

J.P. Morgan and Allen & Company LLC are acting as lead financial advisors to Nielsen. PJT Partners is also acting as an advisor to Nielsen. Wachtell, Lipton, Rosen & Katz, Clifford Chance LLP, DLA Piper, and Baker McKenzie are serving as legal advisors to Nielsen. Gibson, Dunn & Crutcher LLP and Herbert Smith Freehills LLP are serving as legal advisors to Evergreen and the Consortium, and Davis Polk & Wardwell LLP is acting as legal advisor to Brookfield. BofA Securities, Barclays, Credit Suisse, Mizuho Securities USA LLC, HSBC Securities (USA) Inc., and Citi are serving as financial advisors to Evergreen and Brookfield.

About Nielsen

Nielsen shapes the world’s media and content as a global leader in audience measurement, data and analytics. Through our understanding of people and their behaviors across all channels and platforms, we empower our clients with independent and actionable intelligence so they can connect and engage with their audiences –now and into the future. An S&P 500 company, Nielsen (NYSE: NLSN) operates around the world in more than 55 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on social media (Twitter, LinkedIn, Facebook and Instagram).

About Elliott and Evergreen

Elliott Investment Management L.P. manages approximately $55.7 billion of assets as of June 30, 2022. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. Evergreen Coast Capital Corp. is Elliott’s Menlo Park affiliate, which focuses on technology investing.

About Brookfield Business Partners

Brookfield Business Partners is a global business services and industrials company focused on owning and operating high-quality businesses that provide essential products and services and benefit from a strong competitive position. Investors have flexibility to invest in our company either through Brookfield Business Corporation (NYSE, TSX:BBUC), a corporation, or Brookfield Business Partners L.P. (NYSE: BBU; TSX:BBU.UN), a limited partnership. For more information, please visit https://bbu.brookfield.com.

Brookfield Business Partners is the flagship listed vehicle of Brookfield Asset Management’s Private Equity Group. Brookfield Asset Management is a leading global alternative asset manager with over $750 billion of assets under management. More information is available at www.brookfield.com.

Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction and Nielsen ONE. Factors leading thereto may include, without limitation, the risks related to Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Nielsen’s business, the failure of Nielsen’s new business strategy in accomplishing Nielsen’s objectives, economic or other conditions in the markets Nielsen is engaged in, impacts of actions and behaviors of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules and processes affecting Nielsen’s business, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement entered into pursuant to the proposed transaction (the “Agreement”), the risk that the parties to the Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Nielsen’s ordinary shares, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Nielsen to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally, the risk the pending proposed transaction could distract management of Nielsen, and other specific risk factors that are outlined in Nielsen’s disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as its 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission (the “SEC”). Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Nielsen assumes no obligation to update any written or oral forward-looking statement made by Nielsen or on its behalf as a result of new information, future events or other factors, except as required by law.

Contacts

Investor Relations: Sara Gubins, +1 646 283 7571; sara.gubins@nielsen.com

Media Relations: Connie Kim, +1 240 274 9999; connie.kim@nielsen.com

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